EXHIBIT 99.1

Contacts: W. Phillip Marcum Chairman and CEO 303-785-8080	Philip Bourdillon/Gene Heller Silverman Heller Associates 310-208-2550
Metretek Technologies Reports
2005 Results
—Company Increases 2006 Revenue and Net Income Guidance—
DENVER — March 15, 2006 — For the twelve months ended December 31, 2005, Metretek Technologies, Inc. (Amex: MEK) reported record revenues of $47.3 million and record income from continuing operations of $2.6 million, or $0.21 per basic share, compared to revenues of $35.2 million and income from continuing operations of $1.6 million, or $0.03 per basic share, in 2004. Net income in 2005, after a $300,000 loss from discontinued operations, was a record $2.3 million, or $0.19 per basic share, compared to a net loss, after a $4.8 million loss from discontinued operations, in 2004 of $3.2 million, or $(0.47) per share.
For the three months ended December 31, 2005, the Company reported revenues of $15.2 million and income from continuing operations and net income of $1.5 million, or $0.12 per basic share. In the comparable period a year ago, the Company reported revenues of $9.2 million, income from continuing operations of $723,000, or $0.05 per basic share, and net income of $413,000, or $0.02 per basic share.
“In terms of both sales and operating performance, 2005 was by far the most successful year in Metretek’s history,” said W. Phillip Marcum, president and chief executive officer of Metretek Technologies. “Year-over-year, revenues increased by $12.1 million, or 34%, to $47.3 million; equally gratifying, income from continuing operations increased by 67% to $2.6 million. The bulk of the credit goes to our PowerSecure subsidiary, whose revenues of $30.2 million were 62% higher than in the prior year, and whose segment profit was a record $2.6 million. We also continued the strengthening of our balance sheet, ending the year with almost $5 million in working capital, approximately $3.2 million in additional borrowing capacity to further support working capital, and shareholders’ equity of $16.2 million.”
“Several recent developments have solidified our outlook for 2006, and we are anticipating a great year,” said Marcum. “In addition to the many new projects announced by our PowerSecure subsidiary, our outlook for Southern Flow has also improved, as it is now exceeding our expectations and has fully recovered from the substantial adverse effects of last year’s hurricanes.”
According the Sidney Hinton, president and CEO of PowerSecure, “Since November, PowerSecure has announced new distributed generation projects totaling approximately $133 million, of which $83 million are scheduled for completion in 2006, with the remainder scheduled for 2007. Our sales processes have been absolutely on target and place us in the enviable position of having project backlog that easily supports PowerSecure’s revised 2006 revenue target of $90 million. Now, the key to meeting our projections is execution. Despite forgoing a meaningful portion of our normal margins on the projects associated with our largest customer, we still expect to maintain reasonable overall margins within PowerSecure due to a good mix of higher margin projects, services and products.”
“While the overall outlook for 2006 is extremely positive, our business has fluctuated and will continue to fluctuate substantially from quarter to quarter, as demonstrated in the fourth quarter of 2005,” added Marcum. “Our stakeholders should expect that PowerSecure’s revenue recognition in 2006 will be subject to numerous influences and will be heavily skewed toward the last nine months of the year. Moreover, because PowerSecure will incur substantial additional overhead in advance of revenues to support its ambitious 2006 production plan,” said Marcum, “we expect that the first quarter may show consolidated net operating results of breakeven to a small net loss.”
Updated Guidance for 2006:

For its fiscal year 2006, the Company now anticipates that net income will be in the range of $10 million to $13 million, or approximately $0.75 to $1.00 per basic share, on total revenues of approximately $110 million, including approximately $90 million in sales contributed by PowerSecure.
Adjusted EBITDA:

Adjusted EBITDA for the year ended December 31, 2005 was $4,064,000, compared to $2,920,000 for the year ended December 31, 2004, a $1,144,000 increase.
As computed by the Company, adjusted EBITDA is a non-GAAP financial measure (as such term is defined by the Securities and Exchange Commission) computed as income from continuing operations before interest and finance charges, income taxes, depreciation and amortization, and minority interest.
By eliminating certain expenses not necessarily indicative of the results of the Company’s core operations, management believes that adjusted EBITDA offers a useful tool to measure and monitor the Company’s operating performance, and provides meaningful information to investors in terms of enhancing their understanding of the Company’s core operating performance and results. Adjusted EBITDA is also used by management to assist in planning and forecasting future operations. However, adjusted EBITDA as defined by the Company may not be directly comparable to similarly defined measures as reported by other companies. Adjusted EBITDA should be considered only as a supplement to, and not as a substitute for or in isolation from, other measures of financial performance and liquidity reported in accordance with generally accepted accounting principles (“GAAP”), such as net income.
Conference Call and Webcast:

At 2:30 p.m. MST (4:30 p.m. EST) today, March 15, the Company will hold a teleconference to discuss the financial results and future plans and prospects. To participate in the teleconference, please call 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time and indicate that you are dialing in to the Metretek Technologies conference call.

This call is being Webcast and can be accessed live via the Internet at the Company’s website, www.metretek.com; to access the call, click on the “Investor Info” button and then click on the icon for the “2005 fourth-quarter results teleconference.” The Webcast player will open following completion of a brief registration process. The Webcast will also be available at www.earnings.com; to access the call, type in Metretek’s stock symbol, MEK, in the top right corner of the home page to be taken to the Company’s webcast page. These websites will host an archive of the teleconference. Additionally, a playback of the call will be available for 48 hours beginning at 5:30 p.m. MST on March 15; you may access the playback by calling 800-642-1687 (or for international callers 706-645-9291) and providing Conference ID number 6516727.
About Metretek Technologies:

Metretek Technologies, Inc. through its subsidiaries — Southern Flow Companies, Inc.; PowerSecure, Inc.; and Metretek, Incorporated (Metretek Florida) — is a diversified provider of energy measurement products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.
Safe-Harbor Statement:

All forward-looking statements contained in this press release are made within the meaning of and under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements regarding the business prospects for the Company and its subsidiaries; the outlook for consolidated revenues and earnings in the first quarter and the full year of 2006; the effects of the new orders on PowerSecure’s business and operations; the improved outlook for Southern Flow; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying any of the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the Company’s ability to maintain sufficient capital and liquidity on favorable terms to meet its operating, working capital and debt service requirements and other capital commitments and contingencies and to fund the growth of its business; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the Company; the ability of PowerSecure to develop and expand its core distributed generation and its new energy-related businesses, services and technologies, to manage its growth and to address the effects of any future changes in tariff structures and environmental requirements on its business solutions; effects from time to time of hurricanes and other severe weather conditions on the demand for Southern Flow’s products and services; the ability of Metretek Florida to successfully develop and expand its products, service, technologies and markets; the effects of competition; changes in customer and industry demand and preferences and purchasing patterns; the Company’s ability to attract, retain and motivate key personnel; the ability of the Company to secure and maintain key contracts, relationships and alliances and to make successful acquisitions; the effects of pending and future litigation, claims and disputes; changes in the energy industry generally and in the natural gas and electricity industries in particular, including price levels; general economic, market and business conditions; the effects of international conflicts and terrorism; and other risks, uncertainties and other factors identified from time to time in the Company’s reports and filings with the Securities and Exchange Commission. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
(financial tables follow)

Metretek Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004	.
Total revenues	$15,229,366	$9,208,424	$47,252,552	$35,176,923
Total costs and expenses	13,996,585	8,800,995	46,051,135	34,570,407

Operating income	1,232,781	407,429	1,201,417	606,516
Equity income	348,806	363,871	1,689,537	1,254,509
Minority interest	(42,521)	(36,951)	(210,875)	(238,389)
Income taxes	(30,000)	(11,603)	(45,690)	(47,590)

Income from continuing operations	1,509,066	722,746	2,634,389	1,575,046
Loss on discontinued operations	—	(309,318)	(300,000)	(4,818,586)

Net income	$1,509,066	$413,428	$2,334,389	$(3,243,540)

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Income from continuing operations	$0.12	$0.05	$0.21	$0.03
Loss from discontinued operations	0.00	(0.03)	(0.02)	(0.50)

Income (loss) per common share	$0.12	$0.02	$0.19	$(0.47)

DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Income from continuing operations	$0.11	$0.05	$0.20	$0.03
Loss from discontinued operations	0.00	(0.03)	(0.02)	(0.48)

Income (loss) per common share	$0.11	$0.02	$0.18	$(0.45)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
BASIC	12,402,865	11,618,231	12,287,107	9,531,199

DILUTED	14,194,512	12,014,467	13,360,515	10,035,730

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,	December 31,
	2005	2004
Total current assets	$18,234,054	$15,394,937
Property, plant and equipment, net	3,213,294	2,737,130
Total other assets	11,871,578	12,078,849

Total assets	$33,318,926	$30,210,916

Total current liabilities	$13,322,898	$10,278,052
Long-term notes payable and capital lease obligations	3,596,733	6,082,159
Liabilities of discontinued operations	—	843,649
Minority interest in subsidiaries	169,755	89,792
Total stockholders’ equity	16,229,540	12,917,264

Total liabilities and stockholders’ equity	$33,318,926	$30,210,916

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
In accordance with Regulation G, set forth below is a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to income from continuing operations, its most directly comparable financial measure computed in accordance with GAAP.

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004	.
Income from continuing operations	$1,509,066	$722,746	$2,634,389	$1,575,046
Add back:
Interest and finance charges	113,519	136,417	608,963	480,110
Income taxes	30,000	11,603	45,690	47,590
Depreciation and amortization	171,106	172,635	563,889	578,516
Minority interest	42,521	36,951	210,875	238,389

Adjusted EBITDA	$1,866,212	$1,080,352	$4,063,806	$2,919,651

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